EXHIBIT 99.1
GoPro Announces Investment from Founder and CEO Nicholas Woodman
SAN MATEO, Calif., Nov. 13, 2025 - Today, GoPro, Inc. (NASDAQ: GPRO) announced that Nicholas Woodman, the company’s founder and CEO, has made a direct investment of $2 million through the purchase of Class A common stock from the company via a trust affiliated with Mr. Woodman. The investment underscores Mr. Woodman’s confidence in GoPro’s product diversification strategy and outlook.
"This investment reflects my excitement for GoPro’s diversified product pipeline in 2026 and beyond," said Nicholas Woodman, GoPro’s founder and CEO. “Our pace of innovation and product development is increasing, and I believe we’re pursuing a number of meaningful TAM-expanding opportunities in both hardware and software that will excite our customers and investors alike. I’m investing in what I expect to be a successful next chapter for GoPro.”
Additional details regarding this investment are available in GoPro's Current Report on Form 8-K filed with the Securities and Exchange Commission.

About GoPro, Inc. (NASDAQ: GPRO)
GoPro helps the world capture and share itself in immersive and exciting ways.
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GoPro, HERO and their respective logos are trademarks or registered trademarks of GoPro, Inc. in the United States and other countries.

Note on Forward-looking Statements
This press release may contain projections or other forward-looking statements within the meaning Section 27A of the Private Securities Litigation Reform Act. Words such as "anticipate," "believe," "estimate," "expect," "intend," "should," "will," "plan" and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements in this press release may include, but are not limited to, statements related to the Company's product diversification strategy, diversified product pipeline in 2026 and beyond, pace of innovation and product development opportunities, and outlook for expanding the addressable market. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. The Company's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to product development and commercialization, market acceptance of new products, competitive pressures, and the Company's ability to execute on its diversification strategy. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the "SEC") on March 17, 2025, and as updated in filings with the SEC including the Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. These forward-looking statements speak only as of the date hereof or as of the date otherwise stated herein. The Company undertakes no duty or obligation to update any forward-looking statements contained herein as a result of new information, future events or changes in its expectations.